May 25, 2026

Paul Stone, Chief Executive Officer

Re: Retention Award

Dear Paul,

Sportsman’s Warehouse Holdings, Inc. (the “Company”) appreciates your continued service. As an incentive to recognize your efforts with the Company, the Company is pleased to offer you a one-time retention bonus opportunity of $2.2 million (the “Retention Award”) on the terms and conditions in this letter agreement.

Subject to the vesting acceleration provisions below, the Retention Award will vest according to the following terms and conditions:

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$1.1 million of the Retention Award (the “Service Retention Award”) will vest on the Certification Date, subject to your continued employment with the Company through such date.
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$1.1 million of the Retention Award (the “Performance Retention Award”) will vest on the Certification Date, subject to (i) achievement of the performance condition for the Performance Retention Award (the “Performance Condition”), set forth in the “Performance Condition” section below, and (ii) your continued employment with the Company through such date.

Any portion of the Retention Award that vests will be paid (less applicable withholdings) in a lump sum cash payment within 30 days after vesting.

Performance Condition

The Performance Condition will be achieved if the total amount of Adjusted EBITDA during FY 2026 and FY 2027 is at least 90% of the Adjusted EBITDA Target. If the total amount of Adjusted EBITDA during FY 2026 and FY 2027 is less than 90% of the Adjusted EBITDA Target, no portion of the Performance Retention Award will vest.

For the avoidance of doubt, no additional amount will vest for achievement in excess of 90% of the Adjusted EBITDA Target, such that in no event will more than 100% of the Performance Retention Award vest.

In no event later than 90 days following the last day of FY 2027, the Committee will certify the amount of Adjusted EBITDA and whether the Performance Condition has been achieved (the actual date that the Committee performs such certification, the “Certification Date”).

Change in Control

If (i) a Change in Control occurs before the Certification Date and (ii) you remain employed with the Company through the date of such Change in Control, 100% of the Retention Award will vest immediately prior to the Change in Control.

Involuntary Termination

If (i) an Involuntary Termination occurs before the Certification Date, (ii) you execute and do not revoke a Release (as defined in the Employment Agreement), and (iii) the Release is enforceable and effective as provided in the Release on or before the date that is the 60th day following the effective date of the Involuntary Termination, the Retention Award will vest as follows:

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if such Involuntary Termination occurs on or before the last day of FY 2027, the Prorated Percentage of 100% of the Retention Award will vest on the 60th day following the effective date of the Involuntary Termination; or
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if such Involuntary Termination occurs after the last day of FY 2027 and before the Certification Date, the Prorated Percentage of the sum of (i) the portion of the Performance Retention Award that became eligible to vest based on actual achievement of the Performance Condition plus (ii) 100% of the Service Retention Award will vest on the later of (A) the 60th day following the effective date of the Involuntary Termination and (B) the Certification Date.

Section 409A

Notwithstanding anything to the contrary in this letter agreement, no portion of the Retention Award that becomes payable as a result of an Involuntary Termination (an “Involuntary Termination Payment”) will be paid until you have a “separation from service” within the meaning of Section 409A. If the period during which you may consider and sign the Release spans two calendar years, the payment of any Involuntary Termination Payment will not be made or begin until the later calendar year. Further, if any Involuntary Termination Payment is subject to Section 409A and you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then such Involuntary Termination Payment otherwise due to you on or within the six-month period following your separation from service will accrue during such six-month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six months and one day following the date of your separation from service if necessary to avoid adverse taxation under Section 409A. Notwithstanding anything herein to the contrary, if your death occurs following your separation from service but prior to the six-month anniversary of your separation from service, then any payment delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to your estate as soon as administratively practicable after the date of your death.

Each payment and benefit payable under this letter agreement is intended to constitute a separate payment for purposes of Section 409A. It is intended that the Retention Award comply with or be exempt from the requirements of Section 409A so that no portion of the Retention Award will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted according to such intent. Notwithstanding the foregoing, the Company makes no representations that the Retention Award complies with Section 409A, and in no event shall the Company or any of its representatives be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Definitions

For purposes of the Retention Award, the following terms have the following meanings:

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“Adjusted EBITDA” means net (loss) income of the Company as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and reflected on the Company’s consolidated statement of income plus interest expense (benefit), income tax expense (benefit), depreciation and amortization, stock-based compensation expense, transition and severance costs related to director and officer transitions, other gains, losses and expenses that are not indicative of ongoing expenses, and any other adjustments to net (loss) income disclosed by the Company in its filings with the Securities and Exchange Commission to determine Adjusted EBITDA.

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“Adjusted EBITDA Target” means (i) $34,800,000 (which is the amount of FY 2026 Adjusted EBITDA that results in payout at 100% of the target amount of the Adjusted EBITDA component under the Company’s FY 2026 cash short-term incentive program), plus (ii) an amount to be determined by the Board or the Committee (which is intended to be the amount of FY 2027 Adjusted EBITDA that results in payout at 100% of the target amount of the Adjusted EBITDA component under the Company’s FY 2027 cash short-term incentive program).
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“Board” means the Board of Directors of the Company.
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“Change in Control” means a Corporate Transaction (as defined in the Company’s 2019 Performance Incentive Plan) that qualifies as a “change in control event” within the meaning of Section 409A.
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“Committee” means the Compensation Committee of the Board.
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“Employment Agreement” means the Executive Employment Agreement by and between you and the Company dated September 22, 2023.
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“FY 2026” means the Company’s fiscal year ending January 30, 2027.
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“FY 2027” means the Company’s fiscal year ending January 29, 2028.
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“Involuntary Termination” means your employment with the Company is terminated either (i) by the Company for any reason other than Gross Misconduct (as defined in the Employment Agreement), death, or Incapacity (as defined in the Employment Agreement), or (ii) by you for Good Reason (as defined in the Employment Agreement).
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“Prorated Percentage” means (i) the number of days that you are employed with the Company during the Retention Period divided by (ii) the total number of days in the Retention Period.
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“Retention Period” means the period beginning on the first day of FY 2026 and ending on the Certification Date.
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“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder.

General. Nothing in this letter agreement constitutes an employment or service commitment by the Company or any of its subsidiaries or affiliates or affects your status as an employee “at will” who is subject to termination for any reason (or for no reason, with or without cause) at any time. This letter agreement contains all of the terms and conditions of the Retention Award opportunity and supersedes all prior understandings and agreements, written or oral, between you and the Company and any of its subsidiaries or affiliates with respect to such matters. This letter agreement may be amended only by a written agreement signed by an authorized officer of the Company (other than you) that expressly refers to this letter agreement. The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the state in which you primarily work for the Company without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. You expressly consent to the personal jurisdiction and venue of the state and federal courts located in the state in which you primarily work for the Company and the state in which the Company’s headquarters is located for any lawsuit filed there against you by the Company arising from or related to this letter agreement (although you understand the Company will not file a lawsuit in the state in which the Company’s headquarters is located if prohibited by applicable law).

The Retention Award will be an unsecured, unfunded obligation of the Company, and so any rights you have under this letter agreement shall be those of a general unsecured creditor of the Company.

If you agree to the terms of this letter agreement, please sign this letter agreement in the space provided below and return an executed copy of this letter agreement to Krischelle Tennessen so that it is received no later than the close of business on June 1, 2026.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This letter agreement may be signed using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. To the extent that a party signs this letter agreement using electronic signature technology, by clicking “sign”, such party is signing this letter agreement electronically, and the electronic signatures appearing on this letter agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures. In addition, photographic copies of any signed counterparts may be used in lieu of the originals for any purpose.

We appreciate your dedication to the Company.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

/s/ Michael Tucci

By: Michael Tucci

Title: Director

Accepted and Agreed:

By: /s/ Paul Stone

Paul Stone

Date: May 25, 2026